The total number of sequentially numbered pages in this manually signed original is 17. Exhibit Index is sequential page no. 7.




                    SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC 20549
                                 FORM 8-K

                              CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported) January 22, 1997



                            INTEGON CORPORATION
        ----------------------------------------------------------
          (Exact Name of Registrant as Specified in its Charter)




        Delaware                      001-10997              13 3559471
----------------------------   ------------------------  ------------------
(State or Other Jurisdiction   (Commission File Number)   (I.R.S. Employer
      of Incorporation)                                 Identification No.)


                           500 West Fifth Street
                     Winston-Salem, North Carolina  27152
                     ------------------------------------
                   (Address of Principal Executive Offices)
                                (Zip Code)


                              (910) 770-2000
           ----------------------------------------------------
           (Registrant's Telephone Number, Including Area Code)


                               Not Applicable
           -----------------------------------------------------
           (Former name or address, if changed from last report)

Item 5.  Other Events.

    On January 22, 1997, Integon Corporation (the "Company") issued a press release concerning year end 1996 results. A copy of the press release is attached hereto as Exhibit hereto as Exhibit 99.1.

    On January 22, 1997, the Board of Directors of the Company declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $0.01 per share, of the Company (the "Common Stock"). The dividend is payable on February 11, 1997 (the "Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the "Preferred Stock") at a price of $70 per one one-thousandth of a share of Preferred Stock (the "Purchase Price"), subject to adjustment. The description and terms of the Rights will set forth in a Rights Agreement to be entered into between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent"), as the same may be amended from time to time (the "Rights Agreement").

    Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring
Person"), with certain exceptions set forth below, has acquired beneficial ownership of 20% or more of the outstanding shares of Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding shares of Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of the Record Date, by such Common Stock certificate. An Acquiring Person does not include (A) the Company, any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company, or any entity or trustee holding Common Stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any subsidiary of the Company, (B) any person that would be deemed an "Acquiring Person" upon the adoption of the Rights Agreement, unless and until such person acquires beneficial ownership of any additional shares of Common Stock after the date of the Rights Agreement, or (C) any person whose beneficial ownership of 20% or more of the outstanding shares of Common Stock results from an acquisition of shares of Common Stock by the Company that, by reducing the number of shares outstanding, increases the proportionate number of shares of Common Stock beneficially owned by such person to 20% or more of the shares of Common Stock then outstanding, unless such person thereafter become the beneficial owner of any additional shares of Common Stock and upon the consummation of such acquisition such person beneficially owns 20% or more of the shares of Common Stock then outstanding.

    The Rights Agreement will provide that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Record Date upon transfer or new issuances of Common Stock will contain a legend incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for shares of Common Stock outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights, will also constitute the transfer of the Rights associated with the shares of Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date, and such separate Right Certificates alone will evidence the Rights.

    The Rights are not exercisable until the Distribution Date. The Rights will expire on January 22, 2007 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below.

    The Purchase Price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for or purchase Preferred Stock at a price, or securities convertible into Preferred Stock with a conversion price, less than the then current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Preferred Stock) or of subscription rights or warrants (other than those referred to above).

    The number of outstanding Rights and the number of one one-thousandths of a share of Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a dividend on the Common Stock payable in shares of Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

    Shares of Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Unless otherwise provided in connection with the creation of a subsequent series of preferred stock, the Preferred Stock will be subordinate to any other series of the Company's preferred stock. Each share of Preferred Stock will be entitled, when, as and if declared, to a minimum quarterly dividend payment of $10.00 per share but will be entitled to an aggregate dividend of 1000 times the dividend declared per share of Common Stock. In the event of the liquidation of the Company, the holders of the Preferred Stock will be entitled to receive a minimum liquidation payment of $1000.00 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 1000 times the payment made per share of Common Stock. Each share of Preferred Stock will have 1000 votes, voting together with the Common Stock. In the event of any merger, consolidation or other transaction in which shares of Common Stock are converted or exchanged, each share of Preferred Stock will be entitled to receive 1000 times the amount received per share of Common Stock. The rights of Preferred Stock as to dividends, liquidation and voting are protected by customary antidilution provisions. Because of the nature of the Preferred Stock's dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

    In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive, upon exercise of a Right at the then current Purchase Price, that number of shares of Common Stock (or other securities or property) having a market value of two times the Purchase Price.

    In the event that, after a person or group of affiliated or associated persons has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person, which will have become void) will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price, that number of shares of common stock of the person with whom the Company has engaged in the foregoing transaction (or its parent), which number of shares at the time of such transaction will have a market value of two times the Purchase Price.

    At any time after any person or group of affiliated or associated persons becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock, the Board of Directors of the Company may cause the Company to exchange the Rights (other than Rights owned by such person or group, which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock (or one one-thousandth of a share of Preferred Stock, or shares of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges) per Right, subject to adjustment.

    No fractional shares of Preferred Stock will be issued (other than fractions that are integral multiples of one one-thousandth of a share of Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts), and in lieu thereof an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading day prior to the date of exercise.

    At any time prior to the earlier of (i) the tenth day after the time that a person or group of affiliated or associated persons has become an Acquiring Person (subject to extension by the Board of Directors, with the approval of a majority of the Continuing Directors (as defined below)) and (ii) the Final Expiration Date, the Board of Directors may cause the Company to redeem the

Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish, and, after a person or group of affiliated or associated persons becomes an Acquiring Person, certain circumstances shall require the concurrence of a two-thirds majority of the Board of Directors. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

    For so long as the Rights are then redeemable, the Company may, except with respect to the Redemption Price, amend the Rights in any manner, including an amendment to lower certain thresholds described above to not less than the greater of (i) the sum of 0.001% and the largest percentage of the outstanding shares of Common Stock then known to the Company to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%. After the Rights are no longer redeemable, the Company may, except with respect to the Redemption Price, amend the Rights in any manner that does not adversely affect the interests of holders of the Rights. Amendments to the Rights Agreement after a person or group of affiliated or associated persons becomes an Acquiring Person require the approval of a two-thirds majority of the Board of Directors.

    Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

    As of January 22, 1997, there were 15,736,121 shares of Common Stock issued and outstanding, 3,772,966 shares reserved for issuance upon conversion of the Company's $3.875 Convertible Preferred Stock, and 2,480,000 shares reserved for issuance pursuant to employee benefit plans. As long as the Rights are attached to the Common Stock, the Company will issue one Right with each new share of Common Stock so that all such shares will have Rights attached.

    The press release of the Company dated January 22, 1997, announcing the distribution of the Rights, is filed herewith as Exhibit 99.2, and is incorporated herein by reference. A copy of the Rights Agreement when executed will be available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as the same may be amended from time to time.


Item 7.  Exhibits.
         ---------
99.1 Press release, dated January 22, 1997, issued by the Company (earnings announcement).

99.2 Press release, dated January 22, 1997, issued by the Company (Shareholder Rights Plan).

                                SIGNATURES

    Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on January 23, 1997.

                             INTEGON CORPORATION



                             By:     /s/ Donald F. McKee
                                ---------------------------------------
                                     Donald F. McKee
                                     Senior Vice President
                                     and Chief Financial Officer
                                    (Principal Financial Officer)

                               EXHIBIT INDEX


                                                           Sequentially
Exhibit No.   Description                                  Numbered Page



 99.1         Press release, dated January 22,
              1997, issued by the Company.                    Page 8

 99.2         Press release, dated January 22, 1997
              issued by the Company.                          Page 15

                                  Exhibit 99.1
Integon Corporation
Winston-Salem, NC 27152

Analysts' Contact:
Gay Huntsman (910) 770-3074

Media Contact:
Turner Coley (910) 760-3000


           Integon Corporation Announces Fourth Quarter 1996 Results

Winston-Salem, NC, January 22, 1997 -- Integon Corporation (NYSE:IN) today reported results for the fourth quarter and year ended December 31, 1996.

                                  Financial Summary Table
                          (In thousands, except per share data)
                                (Preliminary and unaudited)


                                               Three Months Ended           Year Ended
                                               12/31/96  12/31/95       12/31/96  12/31/95

Net Premiums Written                           $191,547  $162,321       $797,989  $620,447
Total Revenues                                  208,194   170,003        783,411   627,458
Operating Earnings (Loss)                       (16,611)    8,251         (1,592)   30,315
Net Realized Investment Gains (net of taxes)        228     2,294          1,762     6,304
Net Income (Loss)                               (16,383)   10,545            170    33,995
Net Income (Loss)
 Available to Common Stockholders               (17,775)    9,153         (5,400)   28,425
Earnings Per Share (fully diluted)
 Operating Earnings (Loss)                        (1.14)     0.41           (.45)     1.54
 Net Realized Investment Gains                      .01      0.12            .11       .32
 Net Income (Loss)                                (1.13)     0.53           (.34)     1.73
Weighted Average Shares Outstanding              15,786    19,655         15,850    19,635

Integon Corporation

         Commenting on the Company's performance, Chairman and Chief Executive Officer John C Head III said, "We are extremely disappointed with 1996 and especially the fourth quarter results. However, we took, are taking, and will take actions that should result in improved performance. Although we took rate increases throughout 1996, hindsight has shown that those increases were inadequate in many of our marketing territories. We started taking more aggressive rate increases in October 1996, as previously reported, and by the end of March 1997 we will have taken rate increases in states representing more than 95 percent of the Company's nonstandard auto premium volume. Prices will go up. Other actions that have been taken include increasing minimum down payments and implementing underwriting restrictions. We expect these actions to have the impact of both slowing premium growth and improving profitability. In fact, growth in net premiums written has already slowed, as evidenced by an 18 percent increase in the fourth quarter 1996 compared to the same period in 1995, down significantly from the 31 percent growth rate reported for the third quarter 1996. Furthermore, the combined operating ratio for December was lower than quarter-to-date through November."

         During the fourth quarter 1996, the Company increased loss reserves by $12.5 million related to adverse development on liability claims, primarily for the 1996 accident year and wrote off $3.5 million of deferred policy acquisition costs. Additionally, the reserve for bad debts was increased $2.0 million before taxes to recognize a pattern of higher write offs in recent months. "Although these adjustments were painful to make, they will lessen the possibility of 1997 being negatively impacted by business written in 1996. We under reserved and were under priced. We dealt with the reserves and we are now dealing with the pricing," Mr. Head said.

         "Our business strategy has not changed and we plan to execute the strategy with a heightened sense of urgency. We will continue our investment in technology to regain our position of leadership among our competitors in the use

Integon Corporation

of automation. Our focus in 1997 will be on earnings, not growth. Over the long term, Integon's goal is to grow faster than the nonstandard auto industry and report a combined ratio of below 96 percent," Mr. Head said.

         For the year ended December 31, 1996, operating losses totaled $1.6 million, compared to operating earnings of $30.3 million for the year ended December 31, 1995. Operating losses per share for the period were 45 cents, compared to operating earnings per share of $1.54 for the 1995 period. Net income for the period was $170,000, compared to $34.0 million for the full year 1995. After-tax net realized investment gains in 1996 were $1.8 million compared to $6.3 million in 1995. Additionally, an extraordinary after-tax loss of $2.6 million, primarily due to the settlement of litigation, is reflected in the 1995 results.

         Revenues for the year ended December 31, 1996 totaled $783.4 million, compared to $627.5 million in 1995. Net premiums written were $798.0 million for 1996 and $620.4 million for 1995, an increase of 28.6 percent.

         Integon Corporation, through its wholly owned property and casualty insurance subsidiaries, specializes in the underwriting and marketing of nonstandard and other specialty automobile insurance products to individuals. The Company, headquartered in Winston-Salem, North Carolina, markets its products through approximately 13,000 independent agencies in 29 states.

         Please note that statements in this press release concerning future profit levels and premium growth look forward in time and involve risks and uncertainties that may affect the Company's actual results of operations. The following important factors, among others, could cause actual results to differ materially from those set forth in the forward looking statements: claims

Integon Corporation

frequency, claims severity, severe adverse weather conditions, the cost of auto-mobile repair, economic activity, competitive pricing and the regulatory environment in which the Company operates.

         The Company has issued simultaneously herewith a separate press release concerning a shareholder rights plan adopted today by its Board of Directors.

Integon Corporation
January 22, 1997
                                            INTEGON CORPORATION AND SUBSIDIARIES
                                                  STATEMENTS OF OPERATIONS
                                           (In Thousands, Except Per Share Data)
                                                (Preliminary and Unaudited)

                                                                 Three Months Ended                       Year Ended
                                                               -----------------------               ----------------------
                                                                12/31/96     12/31/95    Change     12/31/96      12/31/95    Change
                                                                --------     --------    ------     --------      --------    ------
Direct premiums written                                         $226,510     $194,499     16.5%      $935,011     $797,373     17.3%
                                                                ========     ========                ========     ========
Net premiums written                                            $191,547     $162,321     18.0%      $797,989     $620,447     28.6%
  Change in unearned premium                                       3,610       (8,448)   142.7%       (65,987)     (53,429)   -23.5%
                                                                --------     --------                --------     --------
Premiums earned                                                  195,157      153,873     26.8%       732,002      567,018     29.1%
Net investment income(1)                                           8,333        7,518     10.8%        31,970       29,937      6.8%
Net realized investment gains                                        351        3,527    -90.0%         2,711        9,698    -72.0%
Other income                                                       4,353        5,085    -14.4%        16,728       20,805    -19.6%
                                                                --------     --------                --------     --------
  TOTAL REVENUES                                                 208,194      170,003     22.5%       783,411      627,458     24.9%
                                                                --------     --------                --------     --------
Loss and loss adjustment expenses                                173,872      114,177     52.3%       585,711      415,973     40.8%
Policy acquisition and other underwriting expenses                49,973       31,615     58.1%       164,015      122,653     33.7%
Other expenses                                                     5,822        4,814     20.9%        17,504       18,286     -4.3%
Amortization of goodwill                                             764          774     -1.3%         3,072        3,096     -0.8%
Interest expense                                                   3,934        3,593      9.5%        15,021       14,510      3.5%
                                                                --------     --------                --------     --------
  TOTAL EXPENSES                                                 234,365      154,973     51.2%       785,323      574,518     36.7%
INCOME (LOSS) FROM OPERATIONS BEFORE                            --------     --------                --------     --------
  FEDERAL INCOME TAXES AND
  EXTRAORDINARY ITEMS                                            (26,171)      15,030   -274.1%        (1,912)      52,940   -103.6%

Federal income taxes(benefit)                                     (9,788)       4,485   -318.2%        (2,082)      16,321   -112.8%
                                                                --------     --------                --------     --------
Income (loss) from operations before extraordinary items         (16,383)      10,545   -255.4%           170       36,619    -99.5%
Extraordinary items (net of taxes)                                     -            -      0.0%             -       (2,624)   100.0%
                                                                --------     --------                --------     --------
NET INCOME    (LOSS)                                             (16,383)      10,545   -255.4%           170       33,995    -99.5%
Preferred dividends                                                1,392        1,392      0.0%         5,570        5,570      0.0%
                                                                --------     --------                --------     --------
Net income (loss) available to common stockholders              ($17,775)      $9,153   -294.2%       ($5,400)     $28,425   -119.0%
                                                                ========     ========                ========     ========
Operating earnings  (loss)                                      ($16,611)      $8,251   -301.3%       ($1,592)     $30,315   -105.3%
Net realized investment gains (net of taxes)                         228        2,294    -90.1%         1,762        6,304    -72.0%
Extraordinary items(net of taxes)                                      -            -      0.0%             -       (2,624)   100.0%
                                                                --------     --------                --------     --------
Net income    (loss)                                            ($16,383)     $10,545   -255.4%          $170      $33,995    -99.5%
                                                                ========     ========                ========     ========
PER SHARE:
Primary
  Operating earnings (loss)                                       ($1.14)       $0.44   -359.1%        ($0.45)       $1.58   -128.5%
  Net realized investment gains (net of taxes)                      0.01         0.14    -92.9%          0.11         0.40    -72.5%
  Extraordinary items (net of taxes)                                   -            -      0.0%             -        (0.17)   100.0%
                                                                --------     --------                --------     --------
  Net income (loss)                                               ($1.13)       $0.58   -294.8%        ($0.34)       $1.81   -118.8%
                                                                ========     ========                ========     ========
Fully diluted
  Operating earnings  (loss)                                      ($1.14)       $0.41   -378.0%        ($0.45)       $1.54   -129.2%
  Net realized investment gains (net of taxes)                      0.01         0.12    -91.7%          0.11         0.32    -65.6%
  Extraordinary items (net of taxes)                                   -            -      0.0%             -        (0.13)   100.0%
                                                                --------     --------                --------     --------
  Net income (loss)                                               ($1.13)       $0.53   -313.2%        ($0.34)       $1.73   -119.7%
                                                                ========     ========                ========     ========
Weighted average shares outstanding
  Primary                                                         15,786       15,723                  15,850       15,701
                                                                ========     ========                ========     ========
  Fully diluted                                                   15,786       19,655                  15,850       19,635
                                                                ========     ========                ========     ========
(1) Pre-tax yield                                                    5.8%         6.0%                    5.9%         6.3%
    After tax yield                                                  4.1%         4.3%                    4.1%         4.7%
    Average duration of portfolio                                    4.3 yrs      4.7 yrs.                n/a          n/a

Integon Corporation
January 22, 1997


                           INTEGON CORPORATION AND SUBSIDIARIES
                                      BALANCE SHEETS
                          (In Thousands, Except Per Share Data)
                               (Preliminary and Unaudited)


                                                          12/31/96         12/31/95
ASSETS                                                    --------         --------

Fixed maturities available for sale
   (amortized cost:  $522,452 and $469,219)                 $521,311        $481,944
Other long-term investments                                    2,743           2,114
Cash and short-term investments                               43,838          21,046
Reinsurance receivable                                       185,077         199,826
Premiums due and uncollected                                 248,537         199,087
Prepaid reinsurance premiums                                  48,909          56,726
Accounts and notes receivable                                 32,957          28,277
Accrued investment income                                      8,933           7,683
Deferred policy acquisition costs                             55,106          46,413
Property and equipment                                        68,271          65,247
Goodwill                                                     106,957         110,976
Deferred loan costs                                            1,820           2,195
Deferred income taxes                                         22,044          12,934
Other                                                         10,296           7,211
                                                          ----------      ----------
   Total assets                                           $1,356,799      $1,241,679
                                                          ==========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY

Unearned premiums                                           $364,081        $305,911
Loss and LAE payable                                         478,031         416,740
Accrued expenses and other liabilities                       104,536         117,374
Short-term debt                                               44,000          16,000
Notes payable                                                150,760         150,807
                                                          ----------      ----------
   Total liabilities                                       1,141,408       1,006,832
                                                          ----------      ----------
STOCKHOLDERS' EQUITY
Convertible preferred stock                                       14              14
Common stock                                                     173             173
Additional paid-in capital                                   147,891         147,296
Net unrealized appreciation (depreciation) of securities        (700)          8,288
Retained earnings                                            105,834         116,897
Treasury stock                                               (37,821)        (37,821)
                                                          ----------      ----------
   Total  stockholders' equity                               215,391         234,847
                                                          ----------      ----------
   Total liabilities and stockholders' equity             $1,356,799      $1,241,679
                                                          ==========      ==========
Book value per share                                           $9.33          $10.58
Loss and LAE payable net of reinsurance receivable           306,915         234,788
Estimated statutory surplus                                  245,919         226,832
Common shares outstanding                                     15,736          15,705

Integon Corporation
January 22, 1997


                           INTEGON CORPORATION AND SUBSIDIARIES
                                  STATISTICAL SUPPLEMENT
                              (In Thousands, Except Ratios)
                               (Preliminary and Unaudited)

                                Three Months Ended                       Year Ended
                              ----------------------              -----------------------
                               12/31/96    12/31/95    Change       12/31/96    12/31/95    Change
NET PREMIUMS WRITTEN          ----------  ----------  ---------   -----------  ----------  ---------
  Nonstandard  automobile       $172,807    $148,015      16.7%      $722,941    $568,110      27.3%
  Specialty automobile            12,774       6,131     108.4%        49,773      24,576     102.5%
  Preferred automobile             5,875       7,855     -25.2%        24,842      26,347      -5.7%
  Other                               91         320     -71.6%           433       1,414     -69.4%
                              ----------  ----------              -----------  ----------
     Total                      $191,547    $162,321      18.0%      $797,989    $620,447      28.6%
                              ==========  ==========              ===========  ==========

GAAP
  Loss ratio                        89.1%       74.2%     14.9%pts.      80.0%       73.4%      6.6%
  Expense ratio                     25.6%       20.5%      5.1%pts.      22.4%       21.6%      0.8%
                              ----------  ----------              -----------  ----------
  Combined ratio                   114.7%       94.7%     20.0%pts.     102.4%       95.0%      7.4%
                              ==========  ==========              ===========  ==========
STATUTORY(1)
  Loss ratio                        89.0%       74.0%     15.0%pts.      79.4%       73.2%      6.2%
  Expense ratio                     24.0%       21.1%      2.9%pts.      22.1%       21.5%      0.6%
                              ----------  ----------              -----------  ----------
  Combined ratio                   113.0%       95.1%     17.9%pts.     101.5%       94.7%      6.8%
                              ==========  ==========              ===========  ==========

----------
(1) The statutory combined ratio for the year ended December 31, 1996 reflects the cumulative effect of a change in statutory accounting method that reclassed the deferral of a claims expense allowance from loss reserves to other liabilities in the first quarter. The year-to-date impact is a reduction in the loss ratio of 0.6% points and an increase in the expense ratio of 0.6% points.

                                  Exhibit 99.2
Integon Corporation
Winston-Salem, NC 27152

Analysts' Contact:
Gay Huntsman (910) 770-3074

Media Contact:
Turner Coley (910) 760-3000

                         Integon Corporation Announces
                      Adoption of Shareholders Rights Plan

Winston-Salem, NC, January 22, 1997 -- Integon Corporation (NYSE:IN) announced that at a meeting of the Board of Directors of Integon Corporation held today, the Board adopted a Shareholder Rights Plan designed to enhance the Board's ability to protect Integon's stockholders from abusive takeover tactics and from attempts to acquire control of Integon at an inadequate price.

         In regard to the Shareholder Rights Plan, the General Counsel of the Company, John B. Yorke, said, "This action was not taken in response to any specific effort to acquire control of the Company, nor is the Company aware of any such effort. The Rights Plan is being adopted after careful study in order to enhance the ability of the Board to protect the interests of the Company's stockholders. The Rights Plan does not preclude the Board from considering an offer to acquire all or part of the Company if it believes the offer to be in the best interests of the Company's stockholders."

         Under the Rights Plan, a dividend distribution of one Right will be made with respect to each share of common stock outstanding at the close of business on February 11, 1997. Each Right entitles the holder to purchase one-thousandth of a share of a newly authorized series of Integon preferred stock at a purchase price of $70. Each one-thousandth of a share of such preferred stock is intended to be the economic and voting equivalent of one

Integon Corporation

share of common stock. The Rights are not presently exercisable, and initially will be evidenced by Integon's common stock certificates and will trade automatically with the common stock.

         In the event any person or group commences a tender or exchange offer that if consummated would result in such person or group becoming the beneficial owner of 20 percent or more of Integon's common stock, then after a specified period separate Rights certificates will be distributed and each Right will entitle its holder to purchase one-thousandth of a share of such preferred stock at a purchase price of $70.

         In the event a person or group acquires beneficial ownership of 20 percent or more of Integon's common stock, then after a specified period each Right (other than Rights beneficially owned by such person or group, which become void) will entitle its holder to purchase, at the purchase price, shares of Integon common stock, (or, at the option of the Board, such preferred stock) having a market value equal to twice the purchase price. Additionally, if after any such person or group acquires beneficial ownership of 20 percent or more of Integon's common stock, Integon is acquired in a merger or other business combination or 50 percent or more of its consolidated assets or earning power are sold, each Right (other than Rights beneficially owned by such person or group, which will have become void) will entitle its holder to purchase, at the purchase price, shares of common stock of the person or group with whom Integon engaged in such transaction having a market value equal to twice the purchase price.

         Under certain circumstances, Integon may, at its option, exchange for each outstanding Right (other than voided Rights) one share of common stock or one-thousandth of a share of such preferred stock. Integon may also, at its option, redeem the Rights at a price of $.01 per Right at any time prior to a

Integon Corporation

specified period of time after a person or group has become the beneficial owner of 20 percent or more of its common stock.

         The  Rights will  expire on January  22, 2007, unless earlier redeemed.
Details of the  plan  are   contained  in  a  letter  that  will  be  mailed  to
Integon's stockholders.

         Integon Corporation, through its wholly owned property and casualty insurance subsidiaries, specializes in the underwriting and marketing of nonstandard and other specialty automobile insurance products to individuals. The Company, headquartered in Winston-Salem, North Carolina, markets its products through approximately 13,000 independent agencies in 29 states.